 Exhibit 99.2

FIRST AMENDMENT TO
DIVIDEND EQUIVALENTS AGREEMENT
FOR ORDINARY QUARTERLY CASH DIVIDENDS
PURSUANT TO
PERFORMANCE-BASED RESTRICTED STOCK UNITS AGREEMENT

THIS FIRST AMENDMENT TO DIVIDEND EQUIVALENTS AGREEMENT FOR ORDINARY QUARTERLY CASH DIVIDENDS PURSUANT TO PERFORMANCE-BASED RESTRICTED STOCK UNITS AGREEMENT (this “First Amendment”) is made as of October 1, 2009, by and between Maguire Properties, Inc., a Maryland corporation (the “Company”), Maguire Properties, L.P., a Maryland limited partnership (the “Partnership”), and Nelson C. Rising (the “Executive”).  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Dividend Equivalents Agreement (as defined below).

WHEREAS, pursuant to that certain Dividend Equivalents Agreement for Ordinary Quarterly Cash Dividends Pursuant to Performance-Based Restricted Stock Units Agreement, effective as of January 2, 2009, between the Company, the Partnership and the Executive (the “Dividend Equivalents Agreement”), the Company granted the Executive dividend equivalents awards under the terms of the Second Amended and Restated 2003 Incentive Award Plan of Maguire Properties, Inc., Maguire Properties Services, Inc. and Maguire Properties, L.P. (the “Plan”), in connection with the grant of performance-based restricted stock units for 1,250,000 shares of its common stock to the Executive pursuant to that certain Performance-Based Restricted Stock Units Agreement, dated as of May 17, 2008, between the Company, the Partnership and the Executive (the “RSU Agreement”);

WHEREAS, Section 1.1 of the Dividend Equivalents Agreement provides that the dividend equivalents awards granted thereunder are subject to the terms, definitions and provisions of the Dividend Equivalents Right Agreement, the RSU Agreement and the Plan; and

WHEREAS, the Company, the Partnership and the Executive are concurrently amending the RSU Agreement and desire to amend the Dividend Equivalents Agreement to make conforming changes thereto in order to reflect the amendment to the RSU Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby amend the Dividend Equivalents Agreement as follows:

1.           The Dividend Equivalents Agreement is hereby renamed “Dividend Equivalents Agreement for Ordinary Quarterly Cash Dividends Pursuant to Restricted Stock Units Agreement” and all references to “Performance-Based RSU Agreement” contained therein shall (i) refer to that certain Restricted Stock Units Agreement, dated as of May 17, 2008, as amended as of October 1, 2009, and (ii) shall be replaced with references to “Restricted Stock Units Agreement”.

2.           This First Amendment shall be and is hereby incorporated in and forms a part of the Dividend Equivalents Agreement.

3.           All other terms and provisions of the Dividend Equivalents Agreement shall remain unchanged except as specifically modified herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

MAGUIRE PROPERTIES, INC.,
a Maryland corporation

By:  /s/ SHANT KOUMRIQIAN
Name:  Shant Koumriqian
Title:  Executive Vice President and
           Chief Financial Officer

MAGUIRE PROPERTIES, L.P.,
a Maryland limited partnership

By:          Maguire Properties, Inc., a Maryland corporation
                 General Partner

By:  /s/ SHANT KOUMRIQIAN
Name: Shant Koumriqian
Title:  Executive Vice President and
     ·     Chief Financial Officer

EXECUTIVE

By:  /s/ NELSON C. RISING
        Nelson C. Rising